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EXHIBIT 5

March 24, 2004

Dividend Capital Trust Inc.
518 17th Street, Suite 1700
Denver, Colorado 80202

Dear Sirs:

        We have acted as counsel to Dividend Capital Trust Inc. (the "Company") in connection with a Registration Statement on Form S-3 filed March 24, 2004 under the Securities Act of 1933, as amended (the "Registration Statement") and the offering by Dividend of 41,200,000 shares of its common stock, par value $0.01 per share (the "Common Stock").

        Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Common Stock has been duly and validly authorized and, when issued and sold as contemplated by the Prospectus included as part of the Registration Statement, the Common Stock will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

Very truly yours,

CLIFFORD CHANCE US LLP

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  EXHIBIT 5